Fushi International, Inc. Reports 2007 First Quarter Results

DALIAN, China -- Fushi International, Inc., (OTC Bulletin Board: FSIN), a low-cost, emerging Chinese manufacturer of bimetallic wire used in a variety of communication, transmission and other electrical products, today announced financial results for the first quarter of 2007.

First quarter financial highlights:

•	For the quarter ended March 31, 2007, total net revenues increased by 44.9% year-over-year to $21.1 million from $14.6 million.

•	Gross profit increased by 45.9% year-over-year to $7.7 million.

•	Operating profit increased by 38.1% year-over-year to $6.1 million.

•	Net income increased by 32.1%% year-over-year to $5.0 million from $3.8 million.

•	Basic and diluted earnings per share increased 20.0% and 10.5% respectively to $0.24 and $0.21.

•	Investment was made in the first quarter 2007 to double production capacity.

•	Orders in new business lines could significantly expand both sales and profitability.

In the three months ended March 31, 2007, we have experienced broadly based, robust revenue growth due to higher average selling prices and higher sales volume driven by numerous factors including volatile copper price, strong market demand, new and expanded application of our products, government and industry initiatives, and as a result, accelerated substitution for solid copper in telecom cable, magnet wires, and power cable. In addition, during the quarter, we were able to substantially pass along higher raw material costs to our customers therefore maintaining our gross and net margins.

NET SALES
For the three-month period ended March 31, 2007, our net sales were $21.1 million, representing an increase of $6.5 million or 44.5% compared to the three months ended March 31, 2006. Our sales growth was primarily attributable to a 24.7% increase in the average selling price of product sold and 16.2% increase in the volume of bimetallic products sold. The average selling price improvement year-over-year resulted primarily from the increase of raw material prices, particularly copper prices. While business cycle and demand normally experience slowdown during the first quarter of a calendar due to the long Chinese New Year holiday, we maintained the positive sales momentum and our sales volume increases were generally driven by over-capacity utilization and accelerated customer acceptance of bimetallic products as a low cost substitute for solid copper wire.

Capacity utilization was 113.6% in the first quarter of 2007 compared to 97.8% in the prior year period. During the first quarter of 2007, we continued to diversify our customer base, with our five largest customers accounting for 37.51% of total sales, down 3.59% compared to 41.10% in the first quarter of 2006.

GROSS PROFIT
Gross profit for the three months ended March 31, 2007 was $7.7 million, up 45.9% from gross profit of approximately $5.3 million for the corresponding period in the prior year. As a percentage of net sales, gross profit increased slightly to 36.4% from 36.1% year over year. Gross margin was positively impacted by higher average selling prices and the favorable effect of advance payments, which allowed us to lock in raw material prices at lower levels at the time of purchase, and to a lesser degree, negatively impacted by a minor decline in product markup due to increased price pressure.

SG&A
SG&A increased from 6.0% of sales in the first quarter of 2006 to 7.6% of sales in the first quarter of 2007. The primary increase was caused by higher administrative and professional fee costs related to Sarbanes-Oxley compliance, and higher legal costs. Interest expense was $1,282,072 for the first quarter of 2007, an increase of 412.6%. The sharp increase is largely due to the accrued interest for our $60 million hybrid financing partially offset by lower average short term bank loan levels on our revolving credit facility.

NET INCOME
Net income increased to approximately $5.0 million or 23.5% of net sales for the three months ended March 31, 2007, from approximately $3.8 million 25.8% of net sales for the first quarter ended 2007, representing an increase of 32.1%. The bottom line increase is primarily due to the substantial increase in revenue and slight increase in margin, partially offset by higher G&A and interest expenses.

Basic earnings per share were $0.24 vs $0.20. Fully diluted Earnings per share were $0.21 vs $0.19. Assuming the full conversion of the convertible notes and exercise of outstanding warrants, we had 23,824,496 weighted average shares outstanding versus 19,532,120 in the first quarter of 2006.

LIQUIDITY AND CAPITAL RESOURCES
We had approximately $72.8 million in cash as of March 31, 2007, up $64.3 million from $8.5 million at March 31, 2006.

On January 24, 2007, we entered into a Notes Purchase Agreements with Citadel Equity Fund Ltd and raised $60 million in gross proceeds through a hybrid financing, which consists of $40 million Guaranteed Senior Floating Rate Notes due 2012 and $20 million 3% Senior Secured Convertible Notes due 2012. We received $54.6 million in net proceeds. We intend to apply a substantial portion of the net proceeds from the financing to corporate expansion.

For the three months ended March 31, 2007, cash provided by operating activities totaled $2.2 million, up dramatically from $167 thousand in 2006.

Inventories increased only 5.4%, far less than the increase in the rate of sales. Accounts Receivable increased 38.1% also less than the rate of sales.

''We are very pleased with another quarter of solid financial and operational performance. Although it was a seasonally weak quarter, we were able to take advantage of the rapid growth of the bimetallic industry in China, propelled by the rising copper price and the strong demand from the emerging substitution market. We increased revenues from our traditional co-axial market, added new customers utilizing new applications in magnet wire and shielded wire, while optimizing our overall production capacity,” commented Chairman and CEO, Mr. Li Fu.

NEW BUSINESS AND CAPACITY EXPANSION
Up until now, our largest business has been in co-axial cable for the telephone and cable industries. We are pleased to announce a major new customer in a new industry. We have received a blanket order for 10,000 tons from a top producer in the electrical transformer business. This is a new market for us. As a frame of reference, 10,000 tons is approximately the entire volume of our company in 2006.

In response to substantially enlarged market, we have invested heavily in capacity. “Supported by our recent $60 million financing, we have initiated a significant facility expansion with plans to more than double 2006 capacity by the end of 2007 through the addition of 20 to 30 production lines.” Mr. Fu said. “As we continue to execute diligently on key growth initiatives, we’re particularly encouraged by the robust customer demands, especially those coming from the new substitution market such as electrical and magnet wire and power cable, as reflected by the large order we recently received.”

2007 GUIDANCE
With this substantial new order from a major new market as well as the strong demand for our existing products, we believe we can grow our business faster than we had previously anticipated. The only constraint is how fast we can ramp up production.

We had originally believed we could sell 50% more wire in 2007 than in 2006. With strong pricing and volume momentum in place, this should account for a sales gain well in excess of 50% for the year. The new market could push the gain much higher. But the timing all depends on the speed of opening our new capacity. For 2008, we would expect a similar strong gain.

In terms of timing of expansion, we placed orders for most of the new machinery, tools, and equipment in the first quarter of 2007. The added capacity won't start to contribute to our financial results until the second half of 2007. Due to this normal operational lag, earnings will not keep pace with sales gains. While interest expenses and depreciation will be higher, our new markets should offer us higher margins. Overall, we strongly believe that the additional expenses and capital investment will benefit Fushi in the long run as we continue to remain focused on balancing gaining additional market share with enhancing profitability.

We had originally guided to $1.00 in earnings in 2007. We now believe we can exceed that number to a range of $1.03-$1.13, with the gain weighted all in the back half of the year.

CONSOLIDATED STATEMENTS OF INCOME AND
OTHER COMPREHENSIVE INCOME
FOR THE THREE MONTHS ENDED MARCH 31, 2007 AND 2006

	2007	2006
	(Unaudited)	(Unaudited)

REVENUES	$21,137,917	$14,590,143

COST OF GOODS SOLD	13,452,737	9,321,561

GROSS PROFIT	7,685,180	5,268,582

OPERATING EXPENSE
Selling expenses	175,194	116,620
General and administrative expenses	1,441,002	756,521
Total operating expense	1,616,196	873,141

INCOME FROM OPERATIONS	6,068,984	4,395,441

OTHER INCOME (EXPENSE)
Interest income	191,211	11,012
Interest expense	(1,282,072)	(250,106)
Other income	62,110	91,547
Other expense	(65,499)	(25,298)
Total other expense	(1,094,251)	(172,845)

INCOME BEFORE INCOME TAXES	4,974,733	4,222,596

PROVISION FOR INCOME TAXES	-	456,680

NET INCOME	4,974,733	3,765,916

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustment	902,861	395,620

COMPREHENSIVE INCOME	$5,877,594	$4,161,536

NET INCOME PER SHARE-BASIC	$0.24	$0.20

BASIC WEIGHTED AVERAGE NUMBER OF SHARES	20,507,096	18,474,527

NET INCOME PER SHARE-DILUTED	$0.21	$0.19

DILUTED WEIGHTED AVERAGE NUMBER OF SHARES	23,824,495	19,532,120

FUSHI INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2007 AND DECEMBER 31, 2006

A S S E T S
	March 31,	Decemeber 31,
	2007	2006
	(Unaudited)
CURRENT ASSETS:
Cash	$72,786,330	$20,493,551
Cash - restricted	5,749,800	-
Accounts receivable, trade	9,723,584	7,042,408
Inventories	7,800,998	7,403,116
Other receivables and prepaid expenses	2,100,301	497,380
Advances to suppliers	3,270,885	3,390,917
Total current assets	101,431,898	38,827,372

PLANT AND EQUIPMENT, net	50,562,884	47,256,475

OTHER ASSETS:
Advances to suppliers, noncurrent	9,305,839	4,559,357
Intangible asset, net	5,517,194	5,518,931
Deferred loan expense	3,450,411	-
Total other assets	18,273,444	10,078,288

Total assets	$170,268,226	$96,162,135

L I A B I L I T I E S A N D S H A R E H O L D E R S' E Q U I T Y
CURRENT LIABILITIES:
Accounts payable, trade	$1,343,008	$1,055,684
Liquidated damage payable	-	1,466,250
Short term bank loans	9,971,500	12,504,135
Note payable	8,288,000	-
Other payables and accrued liabilities	1,232,507	321,276
Customer deposits	610,134	531,065
Taxes payable	863,717	982,345
Loan from shareholder	4,004,253	3,911,256
Total current liabilities	26,313,119	20,772,011

LONG TERM LIABILITIES:
Long term bank loans	10,360,000	10,256,000
Notes Payable	60,000,000	-
	70,360,000	10,256,000

Total liabilities	96,673,119	31,028,011

SHAREHOLDERS' EQUITY:
-		-
Common stock,20,625,802 and 20,046,162 shares outstanding	123,755	120,277
Additional paid in capital	31,944,866	29,364,955
Statutory reserves	5,181,443	4,452,467
Retained earnings	32,742,459	28,496,702
Accumulated other income	3,602,584	2,699,723
Total shareholders' equity	73,595,107	65,134,124

Total liabilities and shareholders' equity	$170,268,226	$96,162,135